Exhibit 10.10
LONG TERM EXECUTIVE
INCENTIVE AGREEMENT

This Long Term Executive Incentive Agreement (the "Agreement") is made and entered into effective as of January 1, 2005, by and between Simmons First National Corporation (the "Company"), an Arkansas corporation, and J. Thomas May ("May").

R E C I T A L S:

The Company acknowledges that May has significantly contributed to the performance, growth and success of the Company and is expected to continue to do so. The Company desires to provide a long term economic incentive for May to continue to raise the economic performance and growth of the Company.

The Board believes that outstanding management is critical to advancing the best interests of the Company and its shareholders. It is essential that the management of the Company's business be undertaken with a view toward maximizing long term performance rather than short term performance of the Company. The Company believes that this goal can best be achieved by providing incentive compensation to the corporate management based on achieving longer term economic goals.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Company and May agree as follows:

1. Duties of May. May currently holds the positions of Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Simmons First National Bank. May shall perform in foregoing capacity, or in any other senior officer capacity assigned by the Board, pursuant to his employment arrangement with the Company and agrees to devote substantially all his time to performing the responsibilities of such positions, or other assignments, to perform such other reasonable services and duties as may from time to time be assigned to him by the Board and to grant the Company his undivided loyalty as long as he continues to be employed by the Company.

2. Effective Date and Term. This Agreement shall be effective on January 1, 2005 (the "Effective Date"). Except as otherwise provided herein, the term of this Agreement shall be from the Effective Date through December 31, 2007 ("Expiration Date"). This Agreement is not an employment contract. The existence of this Agreement shall not affect in any way the Company's right to discharge May.

3. Long Term Incentive Compensation. The Company has established a Long Term Incentive Compensation pool in the amount of $350,000.00 ("Bonus Pool") for the benefit of May, provided that his entitlement to receive any part or all of the Bonus Pool shall be subject to the conditions described herein.

(a) May shall be entitled to receive an amount equal to one third (1/3) of the Bonus Pool, if the Return on Average Tangible Equity of the Company computed for the fiscal year ended December 31, 2007 equals or exceeds 17.00%. The Return on Average Tangible Equity shall equal the Operating Earnings of the Company less core deposit amortization divided by the average equity of the Company for 2007 less intangible assets.

(b) May shall be entitled to receive an amount equal to one third (1/3) of the Bonus Pool, if the Return on Average Tangible Assets of the Company computed for the fiscal year ended December 31, 2007 equals or exceeds 1.25%. The Return on Average Tangible Assets shall equal the Operating Earnings of the Company less core deposit amortization divided by the average assets of the Company for 2007 less intangible assets.

(c) May shall be entitled to receive an amount equal to one third (1/3) of the Bonus Pool, if the 5 year Compounded Average Growth Rate of the Company's Basic Earnings per Share commencing on January 1, 2003 and ending on December 31, 2007 equals or exceeds 9.00%. The Company's Diluted Operating Earnings per share for 2003 were $1.62, thereby requiring the 2007 Diluted Operating Earnings per share to equal or exceed $2.49 to satisfy this criteria.

(d) Each of the foregoing are separate conditions. If all of the conditions are satisfied, May shall be entitled to receive the entire Bonus Pool. In the event one or more, but not all, of the conditions are satisfied, then May shall be entitled to receive that fraction of the Bonus Pool representing the conditions which were satisfied and shall forfeit that portion of the Bonus Pool representing the conditions which were not satisfied. Any sum due May from the Bonus Pool shall be paid on February 15, 2008 and shall be subject to all required withholding and taxes.

4. Termination and Severance. It is the intent of the parties hereto that this Agreement shall not be terminated prior to the expiration of the term set forth in Section 2 hereof.

(a) Termination by the Company. Notwithstanding the foregoing, the Company shall have the immediate right to terminate this Agreement upon the happening of any of the following events:

(i) voluntary termination of employment by May, an act by May, in the good faith judgment of the Board, of dishonesty, embezzlement or fraud against the Company and/or a subsidiary; May's conviction of a misdemeanor involving dishonesty or breach of trust; May's conviction of a felony; or the issuance of any order for May's removal as an employee of the Company or a subsidiary by any state or federal regulatory agency or court of competent jurisdiction; or

(ii) the death of May or the mental or physical illness, disability or incapacity of May which, in the reasonable and good faith judgment of the Board, prevents May from performing his duties hereunder and the continuance of such illness, disability or incapacity for a period of 90 days.

(b) Termination upon a Change in Control. Upon the occurrence of a Change in Control, as defined below, all conditions set forth in section 3(a), (b) and (c) shall be deemed satisfied. Thereafter, May shall be fully vested in the Bonus Pool, which shall continue to be payable as set forth in Section 3(d).

(c) In the event this Agreement is terminated by the Company pursuant to Section 4(a)(i) hereof prior to the Expiration date, then May shall forfeit all rights and claims to any part of the Bonus Pool.

(d) In the event this Agreement is terminated by the Company pursuant to Section 4(a)(ii) hereof prior to the Expiration Date, then the conditions set forth in Section 3(a), (b) and (c) shall be deemed to be satisfied, but the sum payable to May from the Bonus Pool shall be a prorated amount equal to the Bonus Pool multiplied by a fraction the numerator of which equals the number of months which has elapsed from the Effective Date of the Plan to the termination of the Plan and the denominator of which shall be 36. May shall forfeit any right and claim to any part of the Bonus Pool in excess of the foregoing prorated amount.

(e) "Change in Control", means if: (i) after the date of the Agreement, any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor's board, within two years of the last of such transactions.

5. Withholding. Whenever May shall recognize compensation income as a result of the payment of any part or all of the Bonus Pool, the minimum amount of federal and state income and employment tax withholding shall be withheld from any payments due him and shall be remitted to the Internal Revenue Service or applicable state department of revenue in accordance with the then current provisions of the Code or applicable state law.

6. Nonassignment. No party hereto may assign any rights hereunder. Any such purported delegation or assignment shall be void.

7. Severability. The provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of the State of Arkansas, but the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

8. Certain Additional Payments. In the event that any amounts required to be paid or distributed to May from the Bonus Pool shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statutory provision ("Excess Parachute Payments") and the aggregate of such parachute payments and any other amounts or property otherwise required to be paid or distributed to May by the Company would cause May to be subject to the excise tax on excess parachute payments under Section 4999 of the Code, or any successor or similar provision thereof, the Company shall pay to May such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision, on any Excess Parachute Payments, as well as on payments made pursuant to this section, and any federal or state income taxes payable as a result of any payments due to May pursuant to this section, May is in the same after-tax position as he would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this section.

9. Miscellaneous. (a) The existence of this Agreement shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue or debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

(b) This Agreement may only be amended or modified in writing as agreed upon by all the parties hereto.

(c) All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if by hand delivery, upon receipt thereof, or if mailed by certified or registered mail, postage prepaid, three days following deposit in the United States mail, and in any event, to be addressed to all of the parties as follows:

To the Company:	Simmons First National Corporation
Attention: Chairman
501 Main St
P. O. Box 7009
Pine Bluff, Arkansas 71611

To May:	J. Thomas May
2111 Country Club Lane
Pine Bluff, Arkansas 71603

or to such other address as shall hereafter be provided by proper notice to the other parties.

(d) The captions and headings herein are for convenience of reference only and shall not be deemed to be a part of the substance of this Agreement.

(e) This Agreement shall be construed and interpreted according to the laws of the State of Arkansas, without regard to the principles of conflicts of laws thereof.

(f) The foregoing contains the entire and only agreement between the parties respecting the subject matter hereof, and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party.

(g) The foregoing agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

By:	/s/ J. Thomas May

J. Thomas May

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ Robert A. Fehlman
Robert A. Fehlman
Title:	Senior Vice President and Chief Financial Officer